Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Angeion Corporation:

We consent to the use of our report dated January 29, 2007, with respect to the consolidated balance sheets of Angeion Corporation and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, and shareholders’ equity for the years then ended, incorporated herein by reference.

/s/ KPMG LLP

Minneapolis, Minnesota

August 22, 2007